Exhibit 10.53

COOPERATION AGREEMENT
BETWEEN LONGKONG TRAVEL MANAGEMENT CO. LTD AND TRAVEL AGENCY

Party A: Shandong Longkong Travel Management Co. Ltd

Party B:

To develop the local tourism and to enrich the people’s leisure time, base on the reciprocity and mutual benefit, Party A and Party B reach the agreement through a consultation:

1.	Party is willing to bring the tourist team to Party A in this year, Party A guarantee Party B that it shall provide Party B a preferential policy.
2.	Party B shall be a legally registered Travel Agency under the local Tourism Authorities or State Authorities.
3.	The standard of the Tourist Team: The team shall contain of more than 10 persons, less 10 persons shall not enjoy the preferential policy. The tour guide leading the team will enjoy the free tour with presenting his/her Tour guide certificate, and the Tour motor driver is free of admission ticket with presenting his/her Driver’s license (type A1).
4.	Before the tourist team is setting off，Party B shall notice Party A in advance of the following detail of the tourist team: how many tourists, arrival time, whether booking meal, etc. The person amount of the tourist team shall be based on the confirmation of the actual counting on the motor parking lot by Party A’s staff.
5.	The preferential policy that Party A provides to Party B as following: buying the admission ticket in a discount price based on the stipulation under this agreement.

Market Price:
Admission ticket: RMB 76yuan/person; Drifting: RMB 38yuan/person; Electric Sliding Car: RMB 15yuan/person; Electric Motor: RMB 5yuan/person; Sling Sliding: RMB 15yuan/person.

Team enjoying Price:
Admission ticket: RMB 38yuan/person; Drifting: RMB 31yuan/person; Electric Sliding Car: RMB 10yuan/person; Electric Motor: RMB 4yuan/person; Sling Sliding: RMB 10yuan/person.

6.	The cooperated Travel Agencies enjoy the above discount price, also enjoy the following returns benefit:

101 persons—2000 persons, returns RMB 3yuan/person
2001—4000 persons, returns RMB 4yuan/person
More than 4000 persons, returns RMB 5yuan/person
The above amount shall be accumulated.

7.	The preferential terms for special people: more than 70 years old person, disabled revolutionary servicemen enjoy the tour free of admission ticket with presenting the valid certificate; 60—69 years old person enjoy the Half-Price with the valid ID card; the handicapped and enlisted military serviceman enjoy the Half-Price with his/her valid certificate; Children body lower 1.1 meter enjoy free admission ticket, 1.1—1.4 meters enjoy Half-Price, more than 1.4 meters shall buy the full amount ticket.
8.	Note: The tour Guide shall show his/her Guide Certificate or the Tourist leading certificate issued by the County or City Tourism Authorities, and shall get the Team confirmation slip signed in the parking lot, buy the admission tickets for the tourists in the ticket office, fill out the discounting slip; otherwise, no any preferential terms shall be enjoyed.
9.	To assist Party B’s development of the business, Party A shall provide Party B the latest update preferential terms and policies, and any changes on such terms and policies. If Party A discovered any unfaithful activities and/or any un-friendly dissemination which may cause distaining Party A coming from Party B during the agreement performance, Party A has the right to terminate the agreement, and/or submit it to the Yishui People’s Court.
10.	This agreement is made out in 2 duplicates, each for both parties, and shall be effective after it signed by both parties.
11.	The agreement shall be valid till to __(day)__(month) 2010.

Party A: (seal) Shandong Longkong Travel Management Co., Ltd
Authorized Representative:
Tel:  0539-2558888
Fax:  0539-2553938
Website:  www.longon.cn
E-Mail:

Party B: (seal)
Authorized Representative:
Tel:
Fax:
Website:
E-Mail:

Date: